Exhibit 23.1

Guangdong Prouden CPAs GP

Ste.2201, Yuehai Financial Center,21 Zhujiang

West Rd., Guangzhou, Guangdong

Independent Registered Public Accounting Firm’s Consent

We consent to the inclusion in this Registration Statement of ARC Group Acquisition I Corp on the Amendment No. 5 to Form S-1 of our report dated February 17, 2026 (except for Note 5, Note 7 and Note 9 as to which the date is April 8, 2026), with respect to our audit of the financial statements of ARC Group Acquisition I Corp as of December 31, 2025 and for the period from May 27, 2025 (inception date) through December 31, 2025, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our firm under the heading “Experts” in such Prospectus.

/s/ Guangdong Prouden CPAs GP

Guangdong Prouden CPAs GP

Guangzhou, China

April 16, 2026